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Exhibit 16.1

August 15, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Quanta Capital Holdings Ltd., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Quanta Capital Holdings Ltd dated August 15, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of material weaknesses outstanding as of June 30, 2006 or any remedial actions taken with respect to such weaknesses.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP